EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements File No. 333-159130, File No. 333-197329, and File No. 333-196128, on Form S-8 of Quaint Oak Bancorp, Inc. of our report dated March 26, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Quaint Oak Bancorp, Inc. for the year ended December 31, 2014.

/s/S.R. Snodgrass, P.C.

Wexford, Pennsylvania
March 26, 2015

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345